UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2015

Merrimack Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35409	04-3210530
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B7201 Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 441-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2015, the Board of Directors (the “Board”) of Merrimack Pharmaceuticals, Inc. (the “Company”), elected Yasir B. Al-Wakeel, BM BCh, as the Company’s Chief Financial Officer and Head of Corporate Development, effective as of August 11, 2015. William A. Sullivan, the Company’s current Chief Financial Officer, will relinquish that role as of August 11, 2015, but will continue as the Company’s principal accounting officer.

Dr. Al-Wakeel, age 34, previously served in various capacities at Credit Suisse, an investment bank, from January 2008 to June 2015. While at Credit Suisse, Dr. Al-Wakeel was most recently a Director of Healthcare Investment Banking focused on biotechnology and, prior to that role, he was an Equity Research Analyst covering the biotechnology and specialty pharmaceuticals sectors. Before joining Credit Suisse, Dr. Al-Wakeel was a practicing physician, holding both clinical and academic medical posts. Dr. Al-Wakeel holds a BM BCh (Doctor of Medicine) from Oxford University, an M.A. in theology from Cambridge University and a B.A. from Cambridge University.

There is no family relationship between Dr. Al-Wakeel and any of the Company’s directors or executive officers.

The Company and Dr. Al-Wakeel have entered into an employment agreement that is effective as of August 11, 2015 (the “Employment Agreement”). The Employment Agreement continues until December 31, 2016 and thereafter renews automatically on December 31 of each year for successive one year terms, unless either the Company or Dr. Al-Wakeel gives notice of non-renewal.

Pursuant to the terms of the Employment Agreement, Dr. Al-Wakeel will receive a base salary of $370,000 and is eligible for an annual bonus percentage of up to 35%. The Company will also pay Dr. Al-Wakeel a one-time sign-on bonus of $100,000 and reimburse him for reasonable relocation expenses. Subject to the further approval of the Board, the Company will also grant Dr. Al-Wakeel an option to purchase 300,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant.

The Employment Agreement prohibits Dr. Al-Wakeel, during the term of employment and any severance period and for a period of one year thereafter, from competing with the Company and soliciting or hiring the Company’s employees. Dr. Al-Wakeel is also bound by the terms of a separate non-disclosure, developments, non-competition and non-solicitation agreement.

Upon execution and effectiveness of a severance agreement and release of claims, Dr. Al-Wakeel is entitled to severance payments if the Company terminates his employment without cause (as defined in the Employment Agreement), including the Company’s decision not to renew his term of employment, or if he terminates his employment with the Company for good reason (as defined in the Employment Agreement).

If Dr. Al-Wakeel’s employment terminates under these circumstances, in each case prior to a change in control (as defined in the Employment Agreement), the Company is obligated for a period of nine months (twelve months once he is employed with the Company for five years) to pay Dr. Al-Wakeel his base salary, pay for coverage for him under any company sponsored insurance and benefit programs available to the Company’s senior management employees and, to the extent allowed by applicable law and the applicable plan documents, continue to provide him all company employee benefit plans and arrangements available to the Company’s senior management employees. In addition, the Company would be obligated to pay him a pro-rata bonus for the portion of the year in which he was employed by the Company based on his average annual bonus payments over each of the three years prior to the year of termination, or such lesser period during which he served as one of the Company’s executive officers.

If Dr. Al-Wakeel’s employment terminates under these circumstances, in each case within 18 months following a change in control, the Company is obligated to pay him a lump sum amount equal to 36 months of his base salary plus a bonus equal to three times the average of his annual bonus payments over each of the three years prior to the year of termination, or such lesser period during which he served as one of the Company’s executive officers, accelerate the vesting of all outstanding stock options, restricted stock or other equity awards granted to him, pay for coverage for him under any company sponsored insurance and benefit programs available to the Company’s senior management employees for a period of 18 months and, to the extent allowed by applicable law and the applicable plan documents, continue to provide him all company employee benefit plans and arrangements available to the Company’s senior management employees for a period of 18 months.

If the Company terminates Dr. Al-Wakeel’s employment due to disability, he will be eligible to receive a pro-rata bonus for the portion of the year in which he was employed by the Company based on his average annual bonus payments over each of the three years prior to the year of termination, or such lesser period during which he served as one of the Company’s executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMACK PHARMACEUTICALS, INC.

Date: August 6, 2015	By:	/s/ Jeffrey A. Munsie
Jeffrey A. Munsie
Vice President and General Counsel